Exhibit 10.14

Aug 8th, 2016

Yvonne Greenstreet

116 West Mermaid Lane

Philadelphia, PA 19118

Dear Yvonne:

I am pleased to offer you the position of Chief Operating Officer with Alnylam Pharmaceuticals, Inc. reporting to John M. Maraganore, Chief Executive Officer.

Base Salary

You will receive a bi-weekly salary of $19,230.77, equivalent to $500,000.02 annually. Alnylam currently has 26 pay periods annually with payments on Fridays or on the preceding day in the event of a holiday.  This position is exempt, and thus not eligible for overtime pay.

Alnylam conducts an annual performance and merit review process.  You will be eligible for a performance  and a pro-rated merit review next January if your employment begins on or before October 1st of this year.  If your employment date falls between October 2nd and December 31st, you will become eligible for review in January of the following calendar year. Notwithstanding the foregoing, Executive Compensation review will occur in December 2016 to ensure competitive compensation positioning.

Discretionary Sign-On Bonus

You will receive an initial, one-time discretionary sign-on bonus of $100,000.00 (the “Sign-On Bonus”), to be included with your pay for the first regularly scheduled pay period with the Company.

In the event you voluntarily terminate your employment with the Company or your employment is terminated by the Company for Cause, within twelve (12) months of your effective date of employment, you will be required to repay the full gross amount of the Sign-On Bonus within thirty (30) days following your last day of employment with the Company.

For purposes of this agreement “Cause” shall mean your substantial and continuing failure to perform your assigned duties (other than any such failure resulting from incapacity due to injury or physical or mental illness), which failure is not cured within 30 days after a written demand for substantial performance is delivered to you by the Company and you have had a reasonable opportunity, after receipt of such written demand, to be heard, or your conviction of a felony (other than unintentional motor vehicle felonies), or your engaging in gross misconduct which is materially and demonstrably injurious to the Company.

300 Third Street  ●  Cambridge MA, 02142  ●  main 617.551.8200  ●  fax 617.551.8201

Annual Incentive Program

You will be eligible to participate in Alnylam’s Annual Incentive Program consistent with incentive plan guidelines. Your incentive target will be 50% of your annual base salary and is subject to achievement of Company and individual performance goals.  You will be eligible for a pro-rated bonus if your employment date occurs on or before October 1st of this year.  Please find attached the current  bonus plan.

Equity Awards

You will be granted a stock option to purchase 125,000 shares of the Company’s common stock on your first day of employment.  Your stock option grant will be subject to the standard terms and conditions of the Alnylam Amended and Restated 2009 Stock Incentive Plan, and the exercise price shall be equal to the closing price of the common stock on the date of grant.  The option will vest over four years at the rate of 25% after twelve months of full time active employment and then an additional 6.25% for each additional quarter of full time active employment until the fourth anniversary of the grant date, when the option will be fully vested.

You will also be granted an additional stock option to purchase 25,000 shares of the Company’s common stock on your first day of employment, subject to the same terms as the option described above, with the exception of vesting, which shall be performance-based rather than time-based.  The additional option shall vest upon the later of the one year anniversary of the date of grant and the launch of the Company's first internally developed product; provided that any determination as to whether or not such vesting event has been met shall be made in the sole discretion of the Company’s Compensation Committee and such date of vesting shall be the date so determined by the Committee.

Benefits

As a regular full time employee, you will be eligible to participate in the Company’s comprehensive benefits program upon hire.  Please see the enclosed Benefit Highlights summary for details. Alnylam retains the right to modify or cancel any benefits programs.

Business expenses

All reasonable business-related expenses are reimbursed (including phone, Internet, car service, IPad and business-related travel) in accordance with the Company’s travel and expense policy in effect from time to time.

Termination

While we do not have a formal severance plan nor a Change of Control plan, we would however follow past practice of providing severance, subject to Compensation Committee approval, provided any such termination is not for Cause.

Relocation

In addition, you will be reimbursed for reasonable relocation expenses as follows:

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Temporary housing if necessary for up to 2 years; upon which we will discuss a permanent relocation solution. As an option Alnylam can secure temporary housing via a corporate apartment or you have the option of securing your own housing, for which the Company will provide up to $5,000 per month towards the cost.

•

One round-trip flight per week (can be utilized by you or your spouse), coach class, to Philadelphia or equivalent, until you relocate to the Boston area. This to be reviewed after 2 years in conjunction with relocation. Use of Alnylam’s relocation service to help you locate appropriate living accommodations within the Boston area should you want to secure your own temporary living accommodation.

•	Any relocation expenses listed above that are subject to individual federal and/or state taxation will be adjusted so that any additional tax will be paid by Alnylam on your behalf.

Contingencies

This offer of employment is contingent upon completion of Alnylam’s standard employment application, a satisfactory background screening and drug screening, reference check and your signed agreement to abide by all the terms and conditions of the Company’s standard Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement (copy attached).  Until you have received confirmation from Alnylam that all the contingencies described have been met, we advise you not to resign from your current position.

Additionally, in accordance with US Immigration and Naturalization laws, our offer of employment is contingent upon your ability to provide proof of your identity and legal authorization to work in the United States.  Please refer to the enclosed pre-approved document list and bring the appropriate documents with you on your first day of employment.

We are very excited about having you join our team and look forward to your many contributions to Alnylam’s continued success!

Sincerely,

/s/ Karen Anderson

Karen Anderson

Chief Human Resources Officer

By signing below, the undersigned understands that this offer does not create an express or implied contract of employment for any definite period of time and further agrees that there have been no express or implied representations by Alnylam (or any individual speaking on behalf of Alnylam) regarding the employment offered, other than as set forth expressly herein or, to the extent applicable, as set forth expressly in Alnylam’s employment application.  By signing below, the undersigned also understands that the employment offered is “at will,” meaning that it can be terminated by Alnylam or the employee at any time for any reason.

By signing below, the undersigned represents that her acceptance of employment with Alnylam does not conflict with any obligations of the undersigned to any third party, and the undersigned will not disclose or make available to Alnylam or use for Alnylam’s benefit, any trade secrets or confidential information that is the property of any third party, including without limitation, any former employer, partner, client, customer or supplier.  The undersigned represents that she has provided Alnylam with a copy of every agreement that may bear on the undersigned’s employment with Alnylam, including any noncompetition or employment agreements, and that the undersigned will continue to honor any such agreements.

This offer will expire August 12th, 2016.

Accepted By:	/s/ Yvonne Greenstreet	Date:	August 12, 2016

Start Date:	September 19, 2016